Exhibit 99.1

Aldila, Inc. Announces Results for Second Quarter 2007 Conference Call

Wednesday, August 1, 2007 – 5:00 PM ET

CORPORATE PARTICIPANTS

Peter R. Mathewson

Chairman & Chief Executive Officer

Robert J. Cierzan

Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Matt Sherwood

ZS Fund

Ris Lahiji

LD Micro

Amit Chokshi

Kinnaras Capital Management

PRESENTATION

Operator

All participants please stand by; your meeting is about to begin.

Good afternoon ladies and gentlemen.  Welcome to the Aldila Announces Results for Second Quarter 2007 Conference Call.  I would now like to turn the meeting over to Mr. Peter R. Mathewson, CEO.  Please go ahead, Mr. Mathewson.

Peter R. Mathewson, Chairman & Chief Executive Officer

Good afternoon.  I’m Pete Mathewson, Chairman and CEO of Aldila, Inc.  Welcome to our review of Aldila’s 2007 second quarter financial report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary the line will be open for questions.

I want to remind you the content of today’s audiocast may contain time-sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 p.m. Pacific Daylight Time on August 1, 2007.

Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast.  The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.

This call is the property of Aldila, Inc.  The redistribution, retransmission, or rebroadcast of today’s call, in any form, without the expressed written consent of Aldila, Inc. is strictly prohibited.

In the second quarter of 2007 net sales of $17.6 million exceed the $17.4 million reported in the same quarter for 2006.  Net income of $1.7 million, $0.30 fully diluted earnings per share, in the 2007 quarter compares to $2.7 million and $0.47 respectively in the 2006 quarter.

For the six months ended June 30, 2007, net sales of $38.3 million and net income of $4.4 million or $0.78 fully diluted per share.  In the six month period of 2006 net sales were $38.2 million and net income was $7 million or $1.26 fully diluted per share.

In our second quarter 2007 sales of golf shafts and related products were flat with the comparable quarter of 2006.  Sales of composite prepreg materials in the second quarter of 2007 were up 7 percent as compared to the 2006 period and represented 16 percent of consolidated sales in the current quarter.

The average selling price of golf shafts increased 12 percent quarter on quarter on a 14 percent decrease in unit sales.  Higher material and manufacturing costs and lower absorption of United States golf manufacturing costs affected our gross margin, which decreased to 34 percent for the second quarter of 2007 as compared to 36 percent in the second quarter of 2006.

Our SG&A expense was higher in the current quarter as compared to the comparable quarter of 2006, predominately due to an incentive pay accrual in 2007 versus reversal of the same in the 2006 quarter and general increases in our SG&A expenses.

Our backlog increased to $11.6 million from $9.4 million reported a year ago and increased to 24 percent.  A portion of the current backlog consists of a higher percentage of sales orders with shipment dates extending past the next two quarters than in the recent past.

Our total balance of cash and cash equivalents of $19.4 million and $1.4 million in restricted cash, which we believe will be released by year end, remained strong after paying $1.7 million in dividends, spending $4.4 million on capital spending programs, and spending $298,000 repurchasing 20,000 shares of Aldila common stock during the six-month period ended June 30, 2007.

Our Vietnam plant is running well and is busy qualifying shaft programs with select customers to enable a steady ramp-up of production over the remainder of this year.  several key customers have visited our facility and the response has been very favorable.

We have completed production of hockey sticks during the quarter and have shutdown all hockey-related operations.  This will allow us to fully focus on our profitable businesses of golf shafts and composite materials.

Aldila’s premium shaft offerings continue to excel at the games highest level in the second quarter with our shafts being used by the champions of more than half of this year’s PGA Tour events, including victories in both major championships, the Masters and the U.S. Open.  On the nation-wide tour Aldila shafts continue to be the most popular for both woods and hybrid clubs every week and have been used by the winner of nine events this year.

Aldila was also the shaft of choice for the majority of players in both woods and hybrids at the 2007 PGA Club Professional Championship.  Leading amateurs are also using Aldila shafts more than any other graphite shaft brand.  At the U.S. Public Links Championship Aldila was the most popular wood and hybrid shaft.  Aldila was the leading shaft at the NCAA Division One Men’s Championship in both woods and hybrids and the leading driver shaft at the NCAA Women’s Championship.

Our composite materials business continues to grow with sales up 7 percent during the quarter and up 19 percent year to date.  Our prepreg facility is being upgraded to handle the arrival of our new wide prepreg machine in the fourth quarter of this year.

Carbon Fiber Technology LLC, or CFT, our joint venture carbon fiber facility, continued to run well during the quarter and several trials were conducted using alternative precursors as we work to develop new sources of supply.

While we are seeing a competitive market with the related pressures on shaft pricing, we believe we are managing it well.  In summary, the company believes it is well positioned for the future, with our premium shaft offerings, the MOI and the DVS shaft family to be introduced late this year, the expectation that our Vietnam factory will be a positive contributor in 2008, and our wide prepreg tape line coming on line in January of 2008, which will allow us to enter new composite material markets.

Thank you for participating in this call.  I’ll now open the line up for your questions.  Thomas?

QUESTION AND ANSWER SESSION

Operator

Thank you.  We will now take questions from the telephone lines.  If you have a question, please press star one on your telephone keypad.  If you are using a speakerphone, please lift the handset and then press star one.  If at any time you wish to cancel your question, please press the pound sign.  Please press star one at this time if you have a question. There will be a brief pause while participants register for questions. Thank you for your patience.

The first question is from Matt Sherwood from ZS Fund.  Please go ahead.

Matt Sherwood, ZS Fund

Hi guys.  Strong sales quarter.  Just had a quick question if you could give us any color on the expense accruals that you talked about in the press release.

Peter R. Mathewson, Chairman & Chief Executive Officer

They’re accrual for incentive pay.  Last year in the second quarter there was a reversal of an accrual that occurred; in the first quarter this year there is an accrual in the second quarter for incentive pay.

Matt Sherwood, ZS Fund

Right, but is there any, you know, could you give us any feel for magnitude?  Like would SG&A have been flat excluding them?  Just anything you could give us.

Peter R. Mathewson, Chairman & Chief Executive Officer

It would have been a little higher.

Matt Sherwood, ZS Fund

Okay.  And then I just had a quick question, you know, it’s very good to see your mix of product sales and your price point coming up but with the down, with your volume being down and the Vietnam plant being on the horizon, could you walk through how you’re planning on managing your capacity, you know, with capacity increasing and volume decreasing essentially?

Peter R. Mathewson, Chairman & Chief Executive Officer

I guess the first point would be is the Vietnam plant, um, we needed more Asian capacity. Our lone China plant would not cover our needs going forward as far as remaining competitive.

Number two, the additional capacity that that will bring on, because we are going to keep the Mexican facility on line, will allow us to go after some programs that we’ve not been able to go after because of the lack of capacity.

So basically this year we’re in a transition for really the entire year with Vietnam.  So when we enter 08 we have a factor that’s got a trained workforce, shaft programs that are qualified, and that new capacity installed ready to go in 08.  So I’m anticipating we’ll be a little bit more aggressive out there in the marketplace with this (inaudible).

Matt Sherwood, ZS Fund

So you’re saying strategically this quarter since Vietnam isn’t fully up to speed you did not pursue certain business that you probably would this—

Peter R. Mathewson, Chairman & Chief Executive Officer

No.  No.  I mean even though, you know, you build the factory and then you need almost a year to get it to where it’s really (inaudible) installed capacity with a trained workforce, customers that are willing to qualify programs in there, and then we start up in 08 is really the plan.  So it’s, you know, we’re not making that many shafts there right now.  We’ll spend the rest of the year ramping it up. You know, we’re right on our schedule.  But, yeah, there is no capacity there that’s effectively utilized right now.

Matt Sherwood, ZS Fund

Great.  And then one last question:  When you look at having almost a quarter of your market cap in cash and restricted cash and a lot of the capital expenditures on Vietnam having been completed, could you talk about some of your plans with that cash that you have on the balance sheet?

Peter R. Mathewson, Chairman & Chief Executive Officer

Every quarter, I mean every board meeting we have the discussion about what to do with the cash.  We look at stock buyback, we look at potentially special dividends, you know, it’s an ongoing discussion, but that’s about really the only thing I can say about it.

Matt Sherwood, ZS Fund

And the repurchase in the most recent quarter was pretty small in magnitude; is that just because it barely got started or it was done for a specific purpose?

Peter R. Mathewson, Chairman & Chief Executive Officer

It was just based on the instructions we gave from our last board meeting as far as where we were willing to buy.

Matt Sherwood, ZS Fund

All right.  Thanks a lot.

Operator

Thank you.  The next question is from Ris Lahiji from LD Micro.  Please go ahead.

Ris Lahiji, LD Micro

Gentlemen, I had a question about, you know, people playing golf all around the world.  Recently there was a couple of articles in national newspapers, the Wall Street Journal, about, you know, Indians in Asia ultimately starting to pick up golf, the sport of golf is growing in China, it’s big in South Korea; how does it affect your business ultimately that domestically, you know, it still seems that golf is stagnant but internationally it’s growing substantially?  How are we trying to grow in lockstep with the growth that golf is seeing worldwide?

Peter R. Mathewson, Chairman & Chief Executive Officer

The U.S. market, there is, there is (inaudible) a positive report put out by the NGF on the U.S. market that as the baby boomers retire it should be a real plus for the golf market.  Now that’s going to be spread out over about a 15-year period when, you know, the first baby boomers retire until the last ones get retired, but it is a fact that they track that as we age golfers play more golf and they spend more money on golf.

As far as the global situation, you’re right, there is, ah…  We see from our customers, especially the biggest and strongest out there, a very intent focus on the international markets, because that’s where they see they can go into these markets and immediately kind of grow their business.  So I think there is a very positive trend there internationally.  I think the good thing for us is we don’t necessarily have to go out there and penetrate those markets; our customers will do that selling golf clubs, which then will require more golf shafts, which we’ll sell them. And, you know, we’re obviously well positioned to have manufacturing in Asia, because that’s where a lot of this new growth is going to be.

So yeah, I think, you know, it’s kind of a longer-term trend, it’s not going to be a thing you’re going to see tomorrow, but the outlook is that there will be a rising middle class in new parts of the world, India, China, Malaysia, Eastern Europe, and it’s the middle class that’s kind of the core of the golfing world.  So there should be more and golf should be looking good in the future as far as growth internationally.

Ris Lahiji, LD Micro

But what about around the world?  I mean how does the (inaudible) brand, is it known in parts like South Korea, China, India, Africa?  I mean have you guys quantified how many people ultimately know the brand and how many people will ultimately, you know, if they have the option of changing their shafts, go with Aldila?  I mean what are we doing as a concerted effort to get the name out there?

Peter R. Mathewson, Chairman & Chief Executive Officer

Well the bulk of our advertising is in the U.S. market, because that is by far the strongest aftermarket and kind of brand-oriented shaft market in the world.  We do have distributors in Japan and Korea and in Europe but not in China or India or any of those other places.  Because there is—first thing the market would develop is for golf clubs and afterwards when it becomes a little more mature there’s an aftermarket where branding of shafts and that kind of thing becomes much more important.  So, you know, we’re not spending any time trying to figure out how to sell Aldila brand shafts in some of those more obscure and smaller markets.  It’s too early.

Ris Lahiji, LD Micro

There’s going to be—so now that the hockey is, ultimately you’re completely out of it, there won’t be any one-time charges moving forward, it seems like we’ve closed the chapter on that segment for good.

Peter R. Mathewson, Chairman & Chief Executive Officer

(Inaudible)

Operator

Thank you.  The next question is from Amit Chokshi from Kinnaras Capital Management.  Please go ahead.

Amit Chokshi, Kinnaras Capital Management

Hi guys.  I just had a few questions just to follow-up on a few previous questions.  In regards to the share buyback, is there any additional capacity to that?  I know—not counting what the, you know, the future board discussions, just in general, have you guys already completed the full allotment of what you would initially set aside for a share buyback in previous quarters?

Peter R. Mathewson, Chairman & Chief Executive Officer

No.

Amit Chokshi, Kinnaras Capital Management

Okay.  How much capacity is left?

Peter R. Mathewson, Chairman & Chief Executive Officer

I think about $3.5 million worth.  About $3.5 million.

Amit Chokshi, Kinnaras Capital Management

Okay.  And then just, ah, you know, I think I heard everything but I’m not sure if you said this already, but how’s like the VS, how is the VS line comping against the NV in terms of the lifecycle of this shaft?

Peter R. Mathewson, Chairman & Chief Executive Officer

Well through the first 18 months starting last year versus (inaudible) NV at the same time we’re trailing a little bit behind at this point in time.

Amit Chokshi, Kinnaras Capital Management

Okay, is that trailing in terms of just overall units sold?

Peter R. Mathewson, Chairman & Chief Executive Officer

Overall sales volumes.

Amit Chokshi, Kinnaras Capital Management

Okay.  And then just to get some more clarification on the Vietnam facility, you guys are going to keep the Mexican one going and then the Vietnam facility is now up and running.  Are you guys going to be—you had mentioned you’re going to be looking at some new ideas I guess with respect to Vietnam; what kind of new—is this going to be different types of production relative to Mexico or what exactly is the overall plan?  Or is it going to be exactly the same as Mexico in terms of what you guys, the output, the overall output is?

Peter R. Mathewson, Chairman & Chief Executive Officer

You know, initially the Vietnam plant will be oriented more towards value-type products and those are programs that we have not been really actively kind of going after.  So I think with the available capacity that’s going to be some areas that we’re going to go after.  It’s kind of what we call (inaudible) value programs.

Amit Chokshi, Kinnaras Capital Management

So are these like private label or co-brands?

Peter R. Mathewson, Chairman & Chief Executive Officer

They’re usually private label and we’re just—our name is not on the shaft.  And they’re lower-margin type—yeah, lowest selling price, lowest margin kind of graphite segment there.

Amit Chokshi, Kinnaras Capital Management

Okay, gotcha.  Would that, um, overall down the road the next few years, if everything matures, then would you expect a lower gross profit margin across the board once that facility matures in terms of production output?

Peter R. Mathewson, Chairman & Chief Executive Officer

No, I mean our goal would be is that Vietnam in the next few years will become a full-service plant capable of making any of our products, like our Mexico plant and our China facility.

Amit Chokshi, Kinnaras Capital Management

Gotcha.  Okay.  And then just in regards to the balance sheet and any income statement adjustments, I believe someone asked in regards to the hockey business, I didn’t quite catch that.  Are there any, um, with the exit of that are there going to be any expenses to look out for in the next two quarters related to the exit of that business?

Peter R. Mathewson, Chairman & Chief Executive Officer

We don’t think there is.

Amit Chokshi, Kinnaras Capital Management

Okay, so it wouldn’t be material.  And then…so Vietnam is completely done now, so is there any…what’s like the general CapEx outlook for the rest of the year?

Peter R. Mathewson, Chairman & Chief Executive Officer

We said we’d spend between $5 and $6 million this year and we’ve already spent $4 million plus.

Amit Chokshi, Kinnaras Capital Management

Okay, gotcha.  All right.  Well those are all my questions.  Thank you guys and, you know, great job in managing this company for the past, you know, few years.

Peter R. Mathewson, Chairman & Chief Executive Officer

Thank you.

Operator

Thank you.  Once again, if you have any questions or comments please press star one.

There are no further questions registered at this time.  I would now like to turn the meeting back over to Mr. Mathewson.

Peter R. Mathewson, Chairman & Chief Executive Officer

Thank you all for participating in our second quarter 2007 conference call.  We look forward to speaking with you guys on our third quarter call.  Good-bye.

Operator

Thank you.  The conference has now ended.  Please disconnect your lines at this time.  Thank you for your participation and have a nice day.